                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                              THE MEAD CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         OHIO                                          31-0535759
(State of Incorporation)                 (I.R.S. Employer Identification Number)

                            MEAD WORLD HEADQUARTERS
                           COURTHOUSE PLAZA NORTHEAST
                              DAYTON, OHIO  45463
                                 (937) 495-6323

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                DAVID L. SANTEZ
                            ASSISTANT SECRETARY AND
                           ASSOCIATE GENERAL COUNSEL
                            MEAD WORLD HEADQUARTERS
                           COURTHOUSE PLAZA NORTHEAST
                              DAYTON, OHIO  45463
                                 (937) 495-6323

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
 Title of each Class         Amount    Proposed Maximum  Proposed Maximum       Amount of
    of Securities            to be     Aggregate Price       Aggregate        Registration
   to be Registered        Registered     Per Share       Offering Price           Fee
------------------------------------------------------------------------------------------
Common Shares, without
  par value (1)              162,115       $26.6250       $  4,316,311.88 (2)
                             121,350       $31.6250          3,837,693.75 (2)
                              11,569       $31.9375            369,484.94 (2)
                              73,880       $33.0000          2,438,040.00 (2)
                              41,550       $35.0000          1,454,250.00 (2)
                             206,100       $36.6250          7,548,412.50 (3)
                             106,200       $41.5000          4,407,300.00 (2)
                             240,958       $43.5000         10,481,673.00 (3)
                                 505       $43.5625             21,999.06 (3)
                              30,000       $44.0000          1,320,000.00 (3)
                             273,275       $44.6875         12,211,976.56 (3)
                                 550       $44.9375             24,715.63 (3)
                              15,000       $49.6875            745,312.50 (3)
                              51,654       $51.4375          2,656,952.63 (4)
                             320,432       $53.0625         17,002,923.00 (3)
                             276,990       $54.3750         15,061,331.25 (3)
                               4,007       $55.7500            223,390.25 (3)
                              29,000       $56.3125          1,633,062.50 (4)
                               5,887       $56.4375            332,247.56 (4)
                               2,462       $56.5000            139,103.00 (3)
                           2,094,113       $57.3750        120,149,733.38 (5)
                           ---------                      ---------------
                           4,067,597                      $206,375,913.39       $62,538.16

(1) There are also being registered hereunder an equal number of Purchase Rights, which are currently attached to and transferrable only with the Common Shares registered hereby, issuable pursuant to the Registrant's Shareholder Rights Plan.

(2) Calculated in accordance with Rule 457(h)(1) based on the price at which outstanding options may be exercised under the Registrant's 1984 Stock Option Plan.

(3) Calculated in accordance with Rule 457(h)(1) based on the price at which outstanding options may be exercised under the Registrant's 1991 Stock Option Plan.

(4) Calculated in accordance with Rule 457(h)(1) based on the price at which outstanding options may be exercised under the Registrant's 1996 Stock Option Plan.

(5) Calculated in accordance with Rule 457(h)(1) based on the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on November 12, 1996.

                      ____________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

    PROSPECTUS



                             THE MEAD CORPORATION

                            1984 STOCK OPTION PLAN
                            1991 STOCK OPTION PLAN
                            1996 STOCK OPTION PLAN

              The Mead Corporation (the "Company") is offering Common Shares, without par value ("Common Shares"), to permitted transferees of nonqualified stock options under the Company's 1984 Stock Option Plan (the "1984 Plan"), the Company's 1991 Stock Option Plan (the "1991 Plan") and the Company's 1996 Stock Option Plan (the "1996 Plan"). The Company is offering to permitted transferees 516,664 Common Shares, 1,370,279 Common Shares and 2,180,654 Common Shares issuable upon the exercise of stock options granted and transferred in accordance with the terms of the 1984 Plan, the 1991 Plan and the 1996 Plan, respectively (collectively, the "Plans"). The exercise prices of options outstanding under the Plans on the date of this Prospectus range from $26.625 to $56.50 per Common Share.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

               The date of this Prospectus is November 15, 1996.

                           THE COMPANY AND THE PLANS

    General

              The Company was incorporated in 1930 under the laws of the State of Ohio as the outgrowth of a paper manufacturing business founded in 1846, and has its principal executive offices at Mead World Headquarters, Courthouse Plaza Northeast, Dayton, Ohio 45463, telephone (937) 495-6323.

              The purposes of the Plans are (i) to provide incentives to officers and other key employees of the Company upon whose judgment, initiative and efforts the long-term growth and success of the Company are largely dependent; (ii) to assist the Company in attracting and retaining key employees of proven ability; and (iii) to increase the identity of interests of such key employees with those of the Company's shareholders by providing such employees with options to acquire Common Shares. The purposes of the 1996 Plan are expanded to cover non-employee directors, as well as officers and key employees of the Company.

              No new options may be granted under the 1984 Plan. The 1991 Plan and the 1996 Plan authorize in the aggregate the grant of options to acquire up to 8,000,000 Common Shares and the grant of up to 8,000,000 limited rights (subject to adjustment in certain circumstances). As of the date of this Prospectus, options to acquire an aggregate of 4,190,717 Common Shares and an aggregate of 4,190,717 limited rights remain available for grant under the 1991 Plan and the 1996 Plan. Common Shares subject to options that terminate or expire or are cancelled under the 1991 Plan or the 1996 Plan prior to being fully exercised may again become subject to option under the respective Plan, and limited rights that terminate or expire or are cancelled under the 1991 Plan or the 1996 Plan prior to being fully exercised may again be granted under the respective Plan. Common Shares issued upon the exercise of options granted under any of the Plans may be either authorized and unissued shares or treasury shares.

              In the event of a change in the Company's outstanding Common Shares because of a share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares or the like, the number of Common Shares subject to, and the option price of, each outstanding option under any of the Plans, the number of limited rights outstanding under any of the Plans, the fair market value of a Common Share on the date a limited right is granted, and the like shall be appropriately adjusted by the Committee (as defined below).

              Options and limited rights granted under the Plans are subject to the terms, conditions and restrictions set forth in the respective Plans and in the agreements entered into between the Company and each person to whom options are granted. Copies of the Plans are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    Grant of Options

              Each Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which determines the officers and other key employees of the Company to whom, and the times at which, options and limited rights will be granted, as well as the option price, the term of the option (which may not exceed ten years from the date of grant), and the number of Common Shares subject to each option. The Committee makes all determinations necessary or advisable for the administration of the Plan, and such determinations are conclusive. The Committee also has the authority under each of the Plans, subject to certain restrictions, to permit the transfer or assignment of any outstanding option and related limited rights, if any, by the option holder or to provide for any restrictions or limitation on the exercise of options as it deems appropriate.

              The 1996 Plan also provides for automatic nonqualified stock option ("NSO") grants to eligible non-employee directors. Each person who becomes an eligible director for the first time receives an automatic grant of NSOs to purchase 300 Common Shares and, thereafter, each eligible director receives automatic grants of NSOs to purchase a number of shares determined by a formula set forth in the Plan on each January 3 (beginning in 1997). Such options will become fully exercisable on the first anniversary of the date of grant and have a term of ten years.

              The 1996 Plan also permits incentive stock options to be granted with a reload feature. When an option holder exercises an option with this feature while employed by the Company (the "Original Option"), he or she will be granted a NSO (the "Reload Option") on the exercise date for a number of Common Shares equal to the number of Common Shares subject to the Original Option being exercised less the number of Common Shares that (i) are retained by the Company in payment of the option price or for purposes of satisfying tax withholding obligations, or (ii) are otherwise disposed of by the option holder for purposes of having the proceeds applied to the option price.

              The per share option price for an option granted under any of the Plans cannot be less than Fair Market Value of a Common Share. For purposes of the 1984 Plan, Fair Market Value is the highest sale price of a Common Share on the date of grant, as reported on the New York Stock Exchange -- Composite Transactions Tape. For purposes of the 1991 Plan and 1996 Plan, Fair Market Value is the average of the highest sale price and lowest sale price of a Common Share on the date of grant, as so reported.

    Transferability of Options

              The Committee has permitted all options originally granted under each of the Plans as NSOs or that have converted from incentive stock options to NSOs after the date of grant and before the date of the Committee's action to be transferred for no consideration (except when required by court order) from the original grantee of the option (the "Grantee") to (i) a Family Member (as hereinafter defined) of the Grantee,
    (ii) a trust for the sole benefit of the Grantee's Family Members, or (iii) a partnership whose only partners are Family Members of the Grantee. The Committee action applies to NSOs granted and outstanding under the Plans prior to the date of this Prospectus and to NSOs hereafter granted under the Plans. "Family Member" means any of the Grantee's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and sisters), nieces, nephews and in-laws.

              A permitted transferee of a NSO ("Transferee") has the same rights and obligations of the Grantee of the NSO, except that the Transferee can subsequently transfer the NSO only (i) by designating a beneficiary or beneficiaries to receive the Transferee's benefits with respect to the NSO upon the Transferee's death as discussed below, (ii) to a beneficiary of the trust, if the Transferee is a trust, or (iii) to a partner, if the Transferee is a partnership.

              Upon the death of the Transferee, the options held by such person under the Plans may be transferred to the person named in a designation of beneficiary filed by the option holder with the Company or otherwise by will or the laws of descent and distribution. The estate of the Transferee or the person to whom a NSO is transferred upon the death of the Transferee (a "Beneficiary") has the same rights and obligations of the Grantee of the NSO, except that the NSO cannot subsequently be transferred again other than by designation of a beneficiary, by will or by the laws of descent and distribution upon the death of the Beneficiary.

              Options granted under the Plans cannot be sold, pledged, hypothecated or, except as set forth above, transferred in any manner.

    Exercise of Options

              Options granted under the Plans may not be exercised within one year after the date of grant. Because NSOs transferred to Transferees and Beneficiaries continue to be governed by the terms of the respective Plan and the original grant, their exercisability continues to be affected by the Grantee's employment or director status.

              Generally, an option granted to an employee may be exercised after the option becomes exercisable only if on the date of exercise the Grantee has been continuously employed by the Company since the date of grant. However, the Committee may provide that if the Grantee of the option ceases to be employed for any reason, the option will continue to be exercisable during its term for such additional period as the Committee may provide. For all NSOs that were granted prior to the date of this Prospectus, the Committee has acted to permit the exercise of the option following the Grantee's termination of employment in the following instances: if the Grantee's employment ceased due to his or her retirement after reaching age 55, or due to the Grantee's death or disability, the NSO will continue to be exercisable for the remainder of its term. If, under any of the foregoing circumstances, the option is not vested at the time the Grantee's employment terminates, the option will not be exercisable until it is so vested.

              A NSO that is granted to a non-employee director pursuant to the 1996 Plan that is not exercisable when the Grantee ceases to be a director will be cancelled at the time he or she ceases to be a director. If an option granted to a non-employee director is exercisable when the Grantee ceases to be a director and the Grantee is at least 70-years-old or had been a director of the Company for at least ten years at the time he or she ceases to be a director, the option will remain exercisable for the remainder of its term. If an option granted to a non-employee director is exercisable when the Grantee ceases to be a director but the Grantee is not yet 70-years-old or had not been a director of the Company for at least ten years at the time he or she ceases to be a director, then such option will be exercisable for an additional year (or, if shorter, through the option's term).

              In general, Reload Options granted under the 1996 Plan become exercisable on the third anniversary of the date that the Reload Option was granted. However, a Reload Option is immediately cancelled in whole or in part upon any sale, disposition, assignment or transfer by the Grantee of the Reload Option of any or all of the Common Shares issued upon the exercise of the Original Option (the "Original Shares") prior to the third anniversary of the date the Reload Option was granted, unless the agreement evidencing a Reload Option states otherwise. The portion of the Reload Option that is so cancelled shall equal the number of Original Shares that are sold, disposed of, assigned or transferred by the Grantee prior to the third anniversary of the date the Reload Option was granted, except that the Reload Option will not be cancelled to the extent that the Original Shares were used in connection with the exercise by the Grantee of another option that has a reload feature.

              Due to some of the foregoing factors, the Transferee's or Beneficiary's ability to exercise a NSO is not entirely within his or her control. For information regarding the terms of a particular stock option grant or to receive a Stock Option Exercise Form, the Transferee or

    Beneficiary may contact the office of the Secretary, The Mead Corporation, Courthouse Plaza Northeast, Dayton, Ohio 45463, (937) 495-4076.

              An option holder may exercise all or part of an option that is exercisable by giving written notice of exercise to the Committee or its designee on a Stock Option Exercise Form obtained from the Company that is completed in all respects and is signed by the Transferee or the Beneficiary, as the case may be. The option price must be paid in full at the time such notice is given. The option price may be paid in cash or with Common Shares having a Fair Market Value (as defined in the relevant Plan) equal to the option price, or a combination of Common Shares and cash together having a Fair Market Value on the date of exercise equal to the option price. The Common Shares may be either already-owned by the option holder or withheld from the Common Shares otherwise issuable to the option holder upon the exercise of the option. In the event that the Grantee receives a deemed hardship distribution from The Mead Salaried Savings Plan, the Transferee or Beneficiary, as the case may be, may be restricted from using cash to pay the option price for NSOs that are exercised within 12 months after the date of the Grantee's deemed hardship distribution.

              Upon the exercise of a NSO by a Transferee or Beneficiary, the Grantee of such NSO is required to satisfy the applicable withholding tax obligation by paying cash or other property to the Company. If the Grantee does not satisfy the applicable withholding tax obligation on the exercise date, the Company will retain from the Common Shares to be issued a number of Common Shares having a Fair Market Value on the exercise date equal to the mandatory withholding tax payable by the Grantee. The Company will issue the certificate for Common Shares to the Transferee or the Beneficiary, as the case may be, only after the option price has been paid and the applicable withholding tax has been satisfied.

    Limited Rights

              The Committee may grant limited rights with respect to any option (other than the NSOs granted to non-employee directors under the automatic grant provisions of the 1996 Plan) either at the time the option is granted or at any time thereafter prior to the exercise, cancellation, termination or expiration of such option. The number of limited rights covered by any such grant may equal but not exceed the number of Common Shares covered by the related option. The term of each limited right is the same as the term of the option to which it relates. A holder may not exercise a limited right if and to the extent that the related option is exercised, and the holder may not exercise an option if and to the extent that a related limited right is exercised. When a NSO with limited rights is transferred as permitted by a Plan, then such limited rights automatically will be transferred as well.

              A limited right is exercisable only if and to the extent that the related option is exercisable. However, even if the related option is exercisable, a limited right is not exercisable during the first six months after grant. A limited right granted under the 1984 Plan is exercisable only if the Fair Market Value of a Common Share on the date of exercise exceeds the option price of a Common Share subject to the related option. Finally, a limited right that otherwise is exercisable may be exercised only during the following periods:

         (i) during a period of 30 days following the date of expiration of a tender offer or an exchange offer (other than an offer by the Company) subject to regulation under Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for Common Shares (a "Tender Offer"), if the offeror acquires Common Shares pursuant to such Tender Offer;

         (ii) during a period of 30 days following the date of approval by the shareholders of the Company of a definitive agreement: (x) for the merger or consolidation of the Company into or with another corporation, if the Company will not be the surviving Company or will become a subsidiary of another corporation, unless for purposes of limited rights granted under the 1991 Plan and the 1996 Plan the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 80% of the combined voting power of the voting securities of the Company or the surviving entity immediately thereafter, or (y) for the sale of all or substantially all of the assets of the Company (an "Acquisition Transaction");

         (iii) during a period of 30 days following: (x) the date upon which the Company is provided a copy of a Schedule 13D (filed pursuant to Section 13(d) of the Exchange Act) indicating that any person or group has become the holder of 20% or more of the outstanding voting shares of the Company or (y) the date of approval by the shareholders of the Company of a control share acquisition, as defined in the Ohio General Corporation Law (a "Change of Control"); and

         (iv) during a period of 30 days following a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were elected, or were nominated for election, by the Company's shareholders with the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period) no longer constitute a majority of the Board (a "Change in Composition of the Board").

              Upon the exercise of a limited right and subject to the payment by the Grantee of the applicable withholding taxes as described below, the holder of the limited right will receive a cash payment equal to the excess of: (x) the aggregate "exercise value" on the date of exercise (determined as provided below) of that number of Common Shares that is equal to the number of limited rights being exercised over (y) the aggregate exercise price under the related option of that number of Common Shares that is equal to the number of limited rights being exercised. A holder may exercise a limited right by giving written notice of such exercise to the Committee or its designee.

              The "exercise value" of a limited right on the date of exercise is:

         (a) in the case of an exercise during a period described in (i) above, the highest price per Common Share paid pursuant to any Tender Offer that is in effect at any time during the 60-day period prior to the date on which the limited right is exercised;

         (b) in the case of an exercise during a period described in (ii) above, the greater of: (x) the highest sale price of a Common Share during the 30-day period prior to the date of shareholder approval of the Acquisition Transaction, as reported on the New York Stock Exchange -- Composite Transactions Tape, or (y) the highest fixed or formula per Common Share price payable pursuant to the Acquisition Transaction (if determinable on the date of exercise);

         (c) in the case of an exercise during a period described in (iii) above, the greater of: (x) the highest sale price of a Common Share during the 30-day period prior to the date the Company is provided with a copy of the Schedule 13D, or the date of approval of the control share acquisition, as reported on the New York Stock Exchange -- Composite Transactions Tape, or (y) the highest acquisition price of a Common Share shown on such
               Schedule 13D or to be paid in such control share acquisition; and

         (d) in the case of an exercise during a period described in (iv) above, the highest sale price of a Common Share during the 30-day period prior to the date of the Change in Composition of the Board, as reported on the New York Stock Exchange -- Composite Transactions Tape.

              Any securities or property that form part or all of the consideration paid for Common Shares pursuant to a Tender Offer or Acquisition Transaction will be valued at the higher of (1) the valuation placed on such securities or property by the person making such Tender Offer or the other party to such Acquisition Transaction, or (2) the value placed on such securities or property by the Committee.

              Upon the exercise of limited rights by a Transferee or Beneficiary, the Grantee of such limited rights is required to satisfy the applicable withholding tax obligation by paying cash or other property to the Company. If the Grantee does not satisfy the applicable withholding tax obligation on the exercise date, the Company will retain from the cash payment to be made to the Transferee or Beneficiary, as the case may be, an amount equal to the mandatory withholding tax payable by the Grantee.

    Effects of Certain Changes in Control

              The Plans provide that in the event of a Tender Offer, an Acquisition Transaction, a Change in Control or Change in the Composition of the Board, all outstanding options will become fully exercisable provided such date is a least six months after the date the option was granted.

    Payment of Cash for Cancellation of Options

              The Committee has the authority in it sole discretion to authorize the payment to the holder of an option (with the consent of such holder), in exchange for the cancellation of all or a part of such holder's option, of cash in an amount not to exceed the difference between the aggregate Fair Market Value on the date of such cancellation of the Common Shares with respect to which the option is being cancelled and the aggregate option price of such Common Shares; provided, however, that if the exercisability of the options granted under the respective Plan has been accelerated, "Fair Market Value" on the date of such cancellation will be calculated in the same manner as the "exercise value" of a limited right would be calculated (whether or not any limited rights are actually outstanding).

    Amendment and Termination of the Plans

              The Board of Directors from time to time may amend the Plans, or any provision thereof, in such respects as the Board of Directors may deem advisable; provided, however, that any such amendment to the 1984 Plan must be approved by the holders of shares entitling them to exercise a majority of the voting power of the Company if such amendment would materially increase the benefits accruing to participants under the 1984 Plan, materially increase the aggregate number of Common Shares that may be issued and/or delivered under the 1984 Plan, or materially modify the requirements as to eligibility for participation in the 1984 Plan, and any such amendment to the 1991 Plan or the 1996 Plan must be approved by the shareholders of the Company if so required by federal or state law or by any stock exchange upon which Common Shares then may be listed.

              The 1984 Plan expired on January 26, 1994, and no new options or limited rights can be granted thereunder. The Board of Directors may terminate the 1991 Plan and the 1996 Plan at any time. If not earlier terminated by the Board of Directors, the 1991 Plan will expire on January 24, 2001 and the 1996 Plan will expire on September 30, 2005.

              No amendment to or termination of a Plan may affect adversely any option or limited right previously granted under such Plan without the consent of the holder thereof.

    Restrictions on Resale

              There are no restrictions on the resale of Common Shares received by a Transferee or Beneficiary upon the exercise of an option granted under a Plan, unless such person is deemed to be an "affiliate" of the Company. An affiliate may not dispose of Common Shares received upon the exercise of an option unless there is an effective registration statement under the Securities Act of 1933 (the "Securities Act") covering such disposition or an applicable exemption from such registration is available pursuant to Rule 144 promulgated under the Securities Act or otherwise. For this purpose, a Transferee or Beneficiary may be considered an affiliate if he or she has such a relationship with certain officers and directors of the Company, who themselves are considered to be affiliates of the Company, that the Transferee or Beneficiary could be deemed to be in control of, or part of a group that is in control of, or is controlled by, or is under common control with, the Company.

    Shareholder Rights Plan

              In November 1996, the Company adopted a Shareholder Rights Plan pursuant to which one right was granted for each outstanding Common Share. Such rights also automatically accrue to all Common Shares issued following the adoption of the Shareholder Rights Plan and prior to November 2006, including Common Shares issued upon the exercise of options granted under the Plans. The rights expire in November 2006, and none of the rights currently are exercisable.

              The rights, which become exercisable if a third party acquires 20% or more of the Common Shares, or if a tender offer that would result in a third party owning 20% or more of the Common Shares is commenced, entitle the holder to purchase one Common Share by paying the "exercise price" of $200. After the rights become exercisable, if a third party acquires 20% or more of the Common Shares (other than pursuant to certain offers for all Common Shares), or if a holder of 20% or more of the Common Shares engages in certain specified "self-dealing" transactions, or if the Board of Directors determines that any person who owns at least 10% of the Company's Common Shares is taking certain actions adverse to the best interest of the Company or is otherwise materially adversely affecting the Company's business, then the holder of each right (other than a holder of 20% or more of the Common Shares) may purchase Common Shares worth twice the exercise price by paying the exercise price. Similarly, if the Company is acquired in a merger or sells 50% or more of its assets or earning power, the holder of each right may purchase stock of the acquiring company worth twice the exercise price. Generally, the Company may redeem each right for $.01 at any time prior to 10 days after the rights become exercisable.

    Federal Income Tax Consequences

              The following discussion is a summary of certain relevant federal income tax effects applicable to NSOs and limited rights assigned to Transferees. The discussion related to Transferees is likewise applicable to Beneficiaries. It is recommended that Transferees and Beneficiaries of NSOs consult their tax advisers before they exercise any such options and before they dispose of any Common Shares acquired upon the exercise of any such options.

              At the time a Transferee exercises a NSO, the Grantee of the NSO will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the Fair Market Value of the Common Shares purchased over the option price. Also, under current law, if the Transferee exercises a NSO after the Grantee's death, any such ordinary income will be recognized by the Grantee's estate. The Company generally will be entitled to a tax deduction at such time in the same amount that the Grantee recognizes ordinary income.

              Upon the exercise of a NSO by a Transferee, the Grantee of such NSO is required to satisfy the applicable withholding tax obligation by paying cash or other property to the Company. If the Transferee exercises a NSO after the Grantee's death, no income tax is withheld but the Grantee's estate is subject to FICA withholding unless the NSO is exercised in the calendar year after the Grantee's death. As discussed elsewhere in this Prospectus, if the Grantee fails to satisfy his or her withholding tax obligations, the Company will retain from the Common Shares otherwise issuable to the Transferee upon the exercise of the NSO a number of Common Shares having an aggregate Fair Market Value equal to such withholding tax obligation.

              If the Company retains Common Shares to satisfy the withholding tax obligation of the Grantee upon the exercise of a NSO, the Internal Revenue Service might consider such act as a gift by the Transferee to the Grantee in an amount equal to the Fair Market Value of the shares retained on the exercise date. The gift by the Transferee, if any, should be eligible for the annual gift tax exclusion or the application of the unified tax credit before calculating whether a gift tax is payable by the Transferee.

              The tax basis of the Common Shares received by a Transferee upon the exercise of a NSO equals the option price plus the ordinary income recognized by the Grantee (i.e., the fair market value of the shares received on the exercise date). The tax basis of the Common Shares received is slightly different if the Transferee delivers Common Shares in payment of all or a portion of the option price. If Common Shares acquired upon exercise of a NSO later are sold or exchanged by the Transferee, the difference between the sale price and the tax basis of such Common Shares generally will be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the Transferee) depending upon whether the shares have been held for more than one year after such date.

              Upon the exercise of limited rights by a Transferee, the amount of any cash received will be taxable to the Grantee as ordinary income, and the Company will be entitled to a corresponding deduction.

                                USE OF PROCEEDS

              The Company intends to use the proceeds received from the exercise of stock options granted under the Plans for general corporate purposes.

                             PLAN OF DISTRIBUTION

              The Common Shares offered hereby will be issued by the Company in accordance with the terms of the Plans.

                                 LEGAL MATTERS

              The validity of the issuance of the Common Shares being offered hereby will be passed upon for the Company by David L. Santez, Assistant Secretary and Associate General Counsel of the Company. Mr. Santez holds options to purchase 6,000 Common Shares and has a beneficial interest in approximately 700 Common Shares acquired by The Mead Salaried Savings Plan through October 31, 1996.

                                    EXPERTS

              The balance sheets of the Company and its consolidated subsidiaries as of December 31, 1995 and 1994, and the related statements of earnings, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1995, which are incorporated herein by reference, have been audited by Deloitte & Touche llp, independent auditors, whose report thereon is incorporated herein, and are included in reliance upon the report of such firm and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

              The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares offered hereby, reference is hereby made to such Registration Statement, including the exhibits filed as a part thereof.

              The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov.) that contains publicly available reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval system. Such reports and other information concerning the Company also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York; the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois; and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California.

                     INFORMATION INCORPORATED BY REFERENCE

              The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing:

               (a) The Annual Report of The Mead Corporation on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

               (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995; and

               (c) The description of the Company's Common Shares and the related Rights contained in the Registration Statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

              All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all Common Shares offered hereunder have been sold or that deregisters all shares then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

              The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests should be directed to David L. Santez, Assistant Secretary and Associate General Counsel, The Mead Corporation, Courthouse Plaza Northeast, Dayton, Ohio 45463, (937) 495-4076.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

               Item 14.  Other Expenses of Issuance and Distribution.

              The following is an itemized statement of the amount of all expenses incurred by the Registrant in connection with the issuance and distribution of the Common Shares registered hereunder.


               SEC Registration Fee..........  $62,538.16
               Legal Fees and Expenses.......    5,000.00
               Accounting Fees and Expenses..    5,000.00
               Miscellaneous.................    2,000.00

                    Total....................  $74,538.16

    All fees listed above other than the SEC Registration Fee are estimates.

               Item 15.  Indemnification of Directors and Officers.

              Section 2 of Article V of the Regulations of the Registrant provides for the indemnification by the Registrant of its officers, directors, employees and others against certain liabilities and expenses. Such provision provides different treatment for (i) cases other than those involving actions or suits by or in the right of the Registrant and (ii) cases involving actions or suits by or in the right of the Registrant. In the first category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who services another organization at the request of the Registrant, against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any matter the subject of a criminal action, suit or proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. In the second category, the Registrant indemnifies each director, officer, employee and agent of the Registrant and each person who serves another organization at the request of the Registrant, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person is or was in such position or so serving, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Registrant unless and only to the extent that a court of common pleas, or the court in which such action or suit was brought, determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Any such indemnification, unless ordered by a court, may be made by the Registrant only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct. Such determination must be made (a) by a majority vote of a quorum consisting of directors of the Registrant who were not and are not parties to or threatened with any such action, suit or proceeding, or (b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Registrant or the person to be indemnified in the last five years, or (c) by the shareholders, or (d) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought.
    Any determination made by the disinterested directors or by independent legal counsel must be promptly communicated to the person who threatened or brought an action or suit by or in the right of the Registrant and such person may, within ten days, petition an appropriate court to review the reasonableness of such determination.

              To the extent that a person covered by the indemnification provisions of the Regulations has been successful on the merits or otherwise in defense of any action referred to above, indemnification of such person against expenses is mandatory.

              The Regulations also provide that expenses, including attorneys' fees, amounts paid in settlement, and (except in the case of any action by or in the right of the Registrant) judgments, decrees, fines and penalties incurred in connection with any potential, threatened, pending or completed action or suit by any person by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving another organization at the request of the Registrant may be paid or reimbursed by the Registrant, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Registrant.

              The Regulations also provide that, with certain limited exceptions, a director will be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that such action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant. The Regulations also provide that, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Registrant as they are incurred in advance of the final disposition, if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the Registrant's best interests and
    (ii) to reasonably cooperate with the Registrant concerning the action.

              The Registrant has entered into indemnification agreements with its directors. The agreements provide that the Registrant will promptly indemnify each director to the fullest extent permitted by applicable law and that the Registrant will advance expenses under the circumstances permitted by Ohio law. The agreements also provide that the Registrant is to take certain actions upon the occurrence of certain events that represent a change in control of the Registrant, including establishment of a $10 million escrow account as security for certain of the Registrant's indemnification obligations. While not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements do require that the directors be provided with the maximum coverage if such insurance is maintained and that, in the event of any reduction in, or cancellation of, present directors' and officers' liability insurance coverage, the Registrant will stand as self-insurer with respect to the coverage not retained and will indemnify the directors against any loss resulting from any reduction in, or cancellation of, such insurance coverage. The agreements also provide that the Registrant may not bring any action against a director more than two years (or such shorter period as may be applicable under the law) after the date a cause of action accrues.

              The Registrant purchased, effective for a period from August 1, 1996 through August 1, 1997, an insurance policy under which, subject to the limitations described below, the insurer performs for the Registrant its obligation of indemnifying officers and directors. The insurer is obligated, subject to such limitations, to pay on behalf of the Registrant amounts in excess of $500,000 to which any director or officer of the Registrant shall be entitled by reason of his right to indemnification by the Registrant, provided that such right to indemnification arises in connection with the defense of any action, suit or proceeding to which such director or officer may be a party or with which such director or officer may be threatened during the one-year period covered by this policy. The policy does not, of course, cover any matter that is uninsurable under law. Such $500,000 deduction applies in respect of each properly established claim to indemnification. If more than one claim to indemnification arises out of the same act or interrelated acts, such claims to indemnification will be treated as one and only one retention of $500,000 shall be applied. The maximum liability of the insurer is $25,000,000. Effective August 1, 1996, the Registrant purchased excess policies providing additional annual limits of $75,000,000 through August 1, 1997.

              In conjunction with the above described insurance, the Registrant maintains insurance designed to protect the individual director or officer against specified expenses and liabilities, including those arising out of negligence in the performance of duty, with respect to which the Registrant does not provide indemnification. The individual policies contain the same maximum liability provisions as described hereinbefore with no deductibles.

               Item 16.  Exhibits.

              See Exhibit Index following the signature pages to this Registration Statement.

               Item 17.  Undertakings.

               The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on November 9, 1996.


                                        THE MEAD CORPORATION

                                        By /s/ Steven C. Mason
                                          ----------------------------
                                           Steven C. Mason
                                           Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY


              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Graber, Thomas E. Palmer and Jerome F. Tatar, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Date:      November 9      , 1996      By /s/ Steven C. Mason
         ----------------------              ---------------------------------
                                             Steven C. Mason
                                             Director, Chairman of the Board
                                              and Chief Executive Officer
                                              (principal executive officer)


    Date:      November 9      , 1996      By /s/ William R. Graber
         ----------------------              ---------------------------------
                                             William R. Graber
                                             Vice President and Chief Financial
                                              Officer (principal financial
                                              officer)


    Date:      November 9      , 1996      By /s/ Gregory T. Geswein
         ----------------------              ---------------------------------
                                             Gregory T. Geswein
                                             Controller (principal accounting
                                              officer)


    Date:      November 9      , 1996      By /s/ John C. Bogle
         ----------------------              ---------------------------------
                                             John C. Bogle
                                             Director


    Date:      November 9      , 1996      By /s/ John G. Breen
         ----------------------              ---------------------------------
                                             John G. Breen
                                             Director

    Date:      November 9      , 1996      By /s/ William E. Hoglund
         ----------------------              ---------------------------------
                                             William E. Hoglund
                                             Director


    Date:      November 9      , 1996      By /s/ James G. Kaiser
         ----------------------              ---------------------------------
                                             James G. Kaiser
                                             Director


    Date:      November 9      , 1996      By /s/ John A. Krol
         ----------------------              ---------------------------------
                                             John A. Krol
                                             Director


    Date:                      , 1996      By
         ----------------------              ---------------------------------
                                             Susan J. Kropf
                                             Director


    Date:      November 9      , 1996      By /s/ Charles S. Mechem, Jr.
         ----------------------              --------------------------------
                                             Charles S. Mechem, Jr.
                                             Director


    Date:      November 9      , 1996      By /s/ Paul F. Miller, Jr.
         ----------------------              ---------------------------------
                                             Paul F. Miller, Jr.
                                             Director


    Date:      November 9      , 1996      By /s/ Thomas B. Stanley, Jr.
         ----------------------              ---------------------------------
                                             Thomas B. Stanley, Jr.
                                             Director


    Date:      November 9      , 1996      By /s/ Lee J. Styslinger, Jr.
         ----------------------              ---------------------------------
                                             Lee J. Styslinger, Jr.
                                             Director


    Date:      November 9      , 1996      By /s/ Jerome F. Tatar
         ----------------------              ---------------------------------
                                             Jerome F. Tatar
                                             Director

                                 EXHIBIT INDEX

Exhibit
Number                            Description of Exhibit
------                            ----------------------
  4.1    Amended Articles of Incorporation of the Registrant adopted May 28,
         1987.....................................................................  1

  4.2    Regulations of the Registrant, as amended April 25, 1996, were filed as Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-Q for
         the quarter ended March 31, 1996.........................................  2

  4.3    Rights Agreement dated as of November 9, 1996 between the
         Registrant and The First National Bank of Boston, as Rights Agent,
         was filed as Exhibit 1 to the Registrant's Current Report on Form
         8-K dated November 9, 1996...............................................  2

  5      Opinion of Associate General Counsel of the Registrant...................  1

 23.1    Consent of Associate General Counsel of the Registrant (contained in
         Opinion filed as Exhibit 5)..............................................  1

 23.2    Consent of Deloitte & Touche llp.........................................  1

 24      Powers of Attorney (contained in the signature pages following Part II of this Registration Statement)..........................................  1

 99.1    The Mead Corporation 1984 Stock Option Plan, as amended through
         November 9, 1996.........................................................  1

 99.2    The Mead Corporation 1991 Stock Option Plan, as amended through
         November 9, 1996.........................................................  1

 99.3    The Mead Corporation 1996 Stock Option Plan, as amended through
         November 9, 1996.........................................................  1

-----------------------
    1 - Filed herewith
    2 - Incorporated by Reference